Exhibit 10.18

NOTICE OF TERMINATION AND RELEASE

This Notice of Termination and Release, dated June 3, 2010, is provided to Barbara Berry (the “Executive”) by Myriad Pharmaceuticals, Inc. (the “Company”), located at 305 Chipeta Way, Salt Lake City, Utah 84108.

A. The Company and the Executive have entered into a certain Executive Severance and Change in Control Agreement, dated February 1, 2010 (the “Agreement”) and this Notice of Termination and Release constitutes the Notice of Termination as required under Section 3.2(a) of the Agreement.

B. The Executive’s employment is being terminated on June 18, 2010 (the “Date of Termination”) as part of the Company’s June 16, 2010 Workforce Reduction program.

C. The Company agrees to pay to the Executive at the time and in the amounts as provided in Section 4.2(a) of the Agreement, which amounts are set forth on Exhibit A hereto, in return for Executive executing a full release of claims in the form attached hereto as Exhibit B, which is substantially the form of release attached to the Agreement.

D. In addition, the Company is also willing to make additional benefits available to the Executive in the form of accelerated vesting of certain stock options as provided in the attached Exhibit A, in return for Executive executing a full release of claims in the form attached hereto as Exhibit B.

MYRIAD PHARMACEUTICALS, INC.

By:	/s/ Adrian N. Hobden
Name: Adrian N. Hobden, Ph.D.
Title: President and CEO

EXHIBIT A

TO

NOTIFICATION OF TERMINATION AND RELEASE

Amount required to be paid in accordance with Section 4.2(a) of the Agreement:

$204,883.00

Acceleration of Options:

The Company shall accelerate the vesting of the stock option awards granted to Executive on September 10, 2009 and February 18, 2010 (the “Modified Options”), as follows: (i) with respect to the stock option granted on September 10, 2009, the portion of the option scheduled to vest on September 10, 2010 (25% of the stock option award) shall vest on the Date of Termination set forth in the Notification of Termination and Release the Executive’s last date of employment with the Company, and (ii) with respect to the stock option granted on February 18, 2010, the portion of the option scheduled to vest on February 18, 2011 (25% of the stock option award) shall vest on the Date of Termination set forth in the Notification of Termination and Release, Executive’s last date of employment with the Company. Except as provided herein, all other terms and conditions of the Modified Options shall remain in full force and effect including the termination provisions thereof including the termination provisions thereof.

EXHIBIT B

GENERAL RELEASE

1. General Release. In consideration of the payments and benefits to be made under that certain Executive Severance and Change in Control Agreement, dated February 1, 2010, as amended on June 3, 2010, (the “Agreement”), Barbara Berry (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Myriad Pharmaceuticals, Inc. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Utah Antidiscrimination Act, Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), and any other laws prohibiting age, race, religion, sex, national origin, disability and other forms of discrimination, Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:

(a) rights of the Executive under this General Release and the Agreement;

(b) rights of the Executive relating to equity awards held by the Executive as of his or her Date of Termination (as defined in the Agreement);

(c) the right of the Executive to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 in accordance with applicable law;

(d) rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Date of Termination in accordance with applicable Company policy; and

(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Date of Termination pursuant to applicable Company policy.

2. No Admissions. The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Specific Waiver. The Executive specifically acknowledges that his or her acceptance of the terms of this General Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. No Complaints or Other Claims. The Executive acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

6. Conditions of General Release.

(a) Terms and Conditions. From and after the Date of Termination, the Executive shall abide by all the terms and conditions of this General Release and the terms and any conditions set forth in any employment or confidentiality agreements signed by the Executive, which is incorporated herein by reference.

(b) Confidentiality. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Executive shall cooperate with the

Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this General Release). This confidentiality obligation is in addition to, and not in lieu of, any other contractual, statutory and common law confidentiality obligation of the Executive to the Company.

(c) Return of Company Material. The Executive represents that he or she has returned to the Company all Company Material (as defined below). For purposes of this Section 6(c), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or Executive benefits.

(d) Cooperation. Following the Date of Termination, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board of Directors and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group.

(e) Nondisparagement. The Executive acknowledges and agrees that he shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the Company or any Company Released Party, including, but not limited to, any statements that disparage in any way whatsoever the Company’s products, services, businesses, finances, financial condition, capabilities or other characteristics.

(f) Ownership of Inventions, Non-Disclosure, Non-Competition and Non-Solicitation. The Executive expressly acknowledges and agrees that Sections 4, 5, 6 and 7 of her June 25, 2009 employment agreement with the Company (the “Employment Agreement”) are incorporated herein by reference, and shall survive the execution of this General Release in full force and effect pursuant to their terms.

(g) No Representation. The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to him or her and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

(h) Injunctive Relief. In the event of a breach or threatened breach by the Executive of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

7. Voluntariness. The Executive agrees that he or she is relying solely upon his or her own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his or her own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he or she believes is satisfactory and adequate.

8. Legal Counsel. The Executive acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

9. Complete Agreement/Severability. Other than the agreements and/or obligations specifically referenced as surviving herein, this General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10. Notice of Reduction in Force. The Executive acknowledges that he or she has been given the attached Notice to Employees of Reduction in Force.

11. Acceptance. The Executive acknowledges that he or she has been given a period of forty-five (45) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.

12. Revocability. This General Release shall not become effective or enforceable until seven (7) calendar days after the Executive signs it. The Executive may revoke his or her acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.

13. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the date last set forth below.

EXECUTIVE

/s/ Barbara Berry	Date: 6/3/10

Name: